Footnote 1 to Table II of Form 4 filed by Wendy M. Crumpler on February 15, 2005

 (1)     The  Reporting  Person  owns the Class A limited  liability  company interests  of  Register  Legacy  LLC ("Register  LLC"),  which provide the
Reporting  Person with voting and  dispositive  power over and a 1% pecuniary interest  in the shares of  Smithfield  Foods Inc.  common  stock  ("Common
Stock")  owned by  Register  LLC.  The Reporting  Person disclaims  beneficial ownership of the shares of Common Stock held by Register LLC except to the extent of the  Reporting  Person's 1%  pecuniary  interest.  On February  11,
2005,  Register  LLC entered  into a prepaid variable  forward  contract
("Contract")  with an unaffiliated  third party buyer ("Buyer")  pursuant to a
Master  Agreement  dated  February 11,  2005.  The  Contract  obligates
Register LLC to deliver to the Buyer up to 95,370  Common  Shares (or an equivalent  amount of cash,  if elected by Register LLC) on the Maturity Date of the Contract  (i.e.,  August 13, 2012,  or an earlier date if the parties agree to terminate  the Contract  early).  In exchange for assuming  this obligation,  Register LLC received a cash payment of  $2,120,307.73  as of the date of entering  into the  Contract.  Register  LLC pledged  95,370  Common
Shares (the  "Pledged  Shares") to secure its obligations under the Master
Agreement,  and retained voting rights in the Pledged Shares during the period of the pledge.  Register  LLC  will  pay to  Buyer  all  dividends  received on the  Pledged  Shares  during  the term of transaction.  The  number of shares  to be  delivered  to the Buyer on the  Maturity  Date is to be determined  as follows,  on the basis of prices of the Common  Shares that are subject to adjustment  for events  specified in the Master Agreement:

•        If the  price per  share of the  Common  Shares  on the  Maturity
         Date is less than or equal to  $30.9644 (i.e.,  the  "Initial  Share
         Price,"  which  is the  price on the date of  entering  into the
         Contract), Register LLC will deliver to the Buyer the entire amount of Pledged Shares;

•        If the price per share of the Common Shares on the Maturity Date is between the Floor Price and $55.7359 (the "Cap Price"), Register LLC
         will deliver to the Buyer a number of shares determined  by multiplying the Pledged  Shares by the Floor Price, and dividing the  resulting  number by the price of the Common Shares on the
         Maturity Date;

•        If the price per share of the Common Shares on the Maturity  Date is greater than the Cap Price,  Register LLC would deliver to the Buyer a number of shares  determined  by reference to a formula  specified in the contract  that would  result in Register LLC being  obligated to deliver  fewer than the number of Pledged Shares.